Exhibit 99.1

Mobiquity Technologies, Inc. Appoints Chief Operations and Strategy Officer

Industry leader, Don Walker “Trey” Barrett will provide strategic leadership as the company pursues growth opportunities

New York, NY / January 6, 2022 – Mobiquity Technologies, Inc.(NASDAQ: MOBQ) (the “Company”), a leading provider of next-generation advertising, today announced that it has appointed Don Walker “Trey” Barrett, III to the role of Chief Operations and Strategy Officer, effective January 4, 2022.

Mr. Barrett most recently served as Chief Operating Officer for NYSE listed Inuvo Corporation (“Inuvo”). As COO of Inuvo, Mr. Barrett was responsible for the global operations of IT, Sales, Product, Engineering, Marketing and Accounts Services. During Mr. Barrett’s tenure at Inuvo, he managed the company’s operations during significant revenue growth ($20 million a year to over $61 million) and personnel development and led several M&A integrations.

Mr. Barrett has over 35 years of data driven direct marketing and company leadership experience that has been focused on developing, marketing, and delivering technology-driven business services and solutions, providing outstanding client service, driving profitable revenue growth and creating a world class work environment for associates.

"The new role of Chief Operations and Strategy Officer reflects our commitment to significant growth and continuous improvement for our businesses. Trey is a seasoned and trusted leader who consistently delivers results.  He is uniquely qualified to drive strategic prioritization and accountability within Mobiquity, with a laser-focus on operational excellence," said. Dean Julia, CEO of Mobiquity Technologies. “I have tremendous confidence in Trey’s ability to align Mobiquity's innovative advertising and data platform with operational practices to drive growth. Trey’s deep knowledge of ad tech industry and his operational experience, uniquely positions him to implement our strategic plan, while also maintaining our shared focus on delivering business results.”

"Mobiquity’s strategy has never been more compelling, and our team will be highly focused on winning customers and growing the business," said Barrett, "I am incredibly excited to join the Mobiquity team and energized to help lead the Company in its next phase of innovation, growth and operational excellence."

About Don Walker Barrett, III

Mr. Barrett most recently served as Chief Operating Officer for Inuvo from 2013 to 2021. Mr. Barrett joined Inuvo in February 2010 as Senior Vice President of Corporate Strategy and Business Development, and was promoted to Chief Operating Officer in February 2013. As Chief Operating Officer for Inuvo, he was responsible for the global operations of IT, Sales, Product, Engineering, Marketing and Accounts Services.

Prior to Inuvo, Mr. Barrett served as Director of Interactive Media Products for Acxiom, Inc., a worldwide leader in marketing and database services utilizing consumer information and analytics. While at Acxiom, Mr. Barrett was tasked with developing and commercializing an entirely new line of products and solutions that would enable Acxiom clients to utilize consumer data and analytics in the rapidly growing online digital marketing ecosystem.

In 1991, Mr. Barrett formed Response Concepts and Analyses, Inc..(“RC&A”) a private company providing direct marketing consulting, creative services, database management, marketing, and fulfillment services to a wide range of companies across the U.S. Mr. Barrett sold RC&A in 1998 During the mid-1990’s Barrett also purchased, expanded and sold one of the earliest web-based ‘direct’ to consumer online contact-lens distribution companies, QuikLens, Inc.

Mr. Barrett began his career with Direct Media Outdoors, a division of New York based Direct Media, Inc. Direct Media was one of the largest mailing list management and brokerage companies in the world with many of the largest catalog and publishing companies as clients. During this time Barrett learned the value of direct-to-consumer marketing and how to apply consumer data and analytics to increase advertising efficiency and performance.

Mr. Barrett is a graduate of the University of Arkansas Fayetteville with a degree in marketing.

About Mobiquity Technologies

Mobiquity Technologies, Inc. is a next generation, Platform-as-a-Service (PaaS) company for data and advertising. The Company maintains one of the largest audience databases available to advertisers and marketers through its data services division. Mobiquity Technologies’ Advangelists subsidiary (www.advangelists.com) provides programmatic advertising technologies and insights on consumer behavior. For more information, please visit: https://mobiquitytechnologies.com/

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as "may", "will," "expect," "anticipate," "target," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

Mobiquity Technologies, Inc. Investor Relations

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com